ARTICLES OF INCORPORATION OF POTOMAC NEVADA INVESTMENT INC., a Nevada Corporation

          The undersigned natural person acting as an incorporator of a corporation under Chapter 78 of the Nevada Revised Statutes adopts the following articles of incorporation:

                                                                                    ARTICLE I

          The name of the Corporation is Potomac Nevada Investment Inc., a Nevada corporation (the "Corporation").

ARTICLE II
The address and location of the principal office of the Corporation in the State of Nevada is 241 Ridge Street, Fourth Floor, Reno, Washoe County, Nevada 89501.
ARTICLE III
The name and address of the resident agent for the Corporation in the State of Nevada is Sierra Corporate Services, 241 Ridge Street, Fourth Floor, Reno, Nevada 89501.
ARTICLE IV
The purpose for which the Corporation is formed is to engage in any lawful activity.
ARTICLE V

          Section 1.      The Corporation shall be authorized to issue 2,500 shares of capital stock with par value of ONE DOLLAR ($1.00) per share.

          Section 2.      All of the shares of stock shall be of the same class, without preference or distinction.

          Section 3.      The capital stock of the Corporation, after the amount of capital has been paid in money, property or services, as the board of directors shall determine, shall not be subject to assessment to pay the debts of the Corporation, nor for any other purpose, and no stock issued as fully paid shall ever be assessable or assessed and the articles of incorporation shall not be amended in this respect.

          Section 4.      Cumulative voting by any shareholder is denied.

          Section 5.      No shareholder shall, by reason of holding shares of any class of stock, have any preemptive or preferential right to purchase or subscribe for any shares of any class of stock now or hereafter authorized or any notes, debentures or bonds convertible into or carrying options or warrants to purchase shares of any class of stock now or hereafter authorized, whether or not the issuance of any shares, notes, debentures or bonds would adversely affect the dividend or voting rights of the shareholder.

ARTICLE VI
The period of existence of the Corporation is perpetual.
ARTICLE VII
The name and post office address of the incorporator is John B. Galvin, P. O. Box 2670, Reno, Nevada 89505.
ARTICLE VIII

          The members of the governing board of the Corporation shall be designated as "directors". The board of directors shall consist of five (5) members. The number of directors of the Corporation may be increased or decreased from time to time as provided in the bylaws of the Corporation. The names and addresses of the members of the initial board of directors who shall serve as director until his or her successors shall have been elected and qualified is as follows:

                         NAME                                                                      ADDRESS

     H. Lowell Davis                                                                 506 Richards Lane
                                                                                                 Alexandria, Virginia 22302

     Paul F. Naughton                                                               1058 Harriman Street
                                                                                                Great Falls, Virginia 22066

     William Dana Shapiro                                                       1033 Broad Branch Court
                                                                                                McLean, Virginia 22101

     William D. Stockbridge                                                     2149 California Street, N.W.
                                                                                                Washington, D.C. 20008

     Margie Vollman                                                                2765 Edgewood Drive
                                                                                               Reno, Nevada 89503

ARTICLE IX

           In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by Chapter 78 of the Nevada Revised Statutes or other statutes or laws of the State of Nevada, the board of directors is expressly authorized: (i) to make, amend, alter, or repeal the bylaws of the Corporation; (ii) to adopt from time to time bylaw provisions with respect to indemnification or directors, officers, employees, agents and other persons as it shall deem expedient and in the best interests of the Corporation and to the extent permitted by law; and (iii) to fix and determine designations, preferences, privileges, rights and powers and relative, participating, optional or other special rights, qualifications, limitations or restrictions on the capital stock of the Corporation as provided by Nev. Rev. Stat. Section 78.195, unless otherwise provided herein.

ARTICLE X

           To the extent specified from time to time by the board of directors, no officer or director of the Corporation will be liable to the Corporation or its stockholders for damages for breach of fiduciary duty as an officer or director, excepting only (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (b) the payment of dividends in violation of Nev. Rev. Stat. Section 78.300. No amendment or repeal of this Article X applies to or has any effect on the liability or alleged liability of any officer or director of this Corporation for or with respect to any acts or omissions of the officer or director occurring prior to the amendment or repeal, except as otherwise required by law.

           IN WITNESS WHEREOF, the undersigned has hereunto set his hand and executed these Articles of Incorporation this 18th day of October, 1993.

/s/ John B. Galvin John B. Galvin

STATE OF NEVADA           )
                                                  )     ss.
COUNTY OF WASHOE     )

          On this 18th day of October, 1993, personally appeared before the undersigned, a Notary Public, in and for the County of Washoe, State of Nevada, Robert E. Armstrong, known to me to be the person described in and who executed the foregoing instrument freely and voluntarily and for the uses and purposes mentioned.

           IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

MARIALICE BIGRIGG
Notary Public - State of Nevada
Appointment Recorded in Washoe County
MY APPOINTMENTS EXPIRES NOV. 20, 1994                                              /s/ Marialice Bigrigg
                                                                                                                                  NOTARY PUBLIC

WAIVER OF INCORPORATOR

          I, John B. Galvin, being the incorporator named in the articles of incorporation (the "Articles") of Potomac Nevada Investment Inc., a Nevada corporation (the "Corporation"), which Articles were received and filed in the office of the Secretary of State of the State of Nevada on October 19, 1993, waive all my respective right, title and interest in and to any stock or property of the Corporation and any fight of management thereof.

          DATED: This 19th day of October, 1993.

/s/ John B. Galvin John B. Galvin